Exhibit 99.1

Trovagene, Inc. to Present at Leerink Global Healthcare Conference

SAN DIEGO, Feb. 10, 2015 /PRNewswire/ — Trovagene, Inc. (TROV), a developer of cell-free molecular diagnostics, today announced that Chief Executive Officer Antonius Schuh, Ph.D. is scheduled to present a corporate overview at the 2015 Leerink Global Healthcare Conference.

Trovagene is scheduled to present at the Leerink Global Healthcare Conference at The Waldorf Astoria Hotel in New York, NY on Thursday, February 12, 2015 at 3:30 p.m.  Mr. Schuh will be available for one-on-one meetings during the conference. The presentation will be webcast live at http://leerink.metameetings.com/confbook/healthcare15/directlink?ticker and can also be accessed through the investor relations page at www.trovagene.com. A replay of the presentation will be available at www.trovagene.com and will be archived for 90 days.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary technology for the detection and monitoring of cell-free DNA in urine. The Company’s technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene’s precision cancer monitoring platform is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Contact:
Investor Relations	Media Relations
David Moskowitz and Amy Caterina	Ian Stone

Investor Relations	Account Director
Trovagene, Inc.	Canale Communications, Inc.
858-952-7593	619-849-5388
ir@trovagene.com	ian@canalecomm.com